Exhibit 99.1

Omega Protein Corporation Reports 2010 Results

HOUSTON, March 3, 2011 – Omega Protein Corporation (NYSE symbol: OME), a nutritional ingredient company that is also the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today reported net income of $18.3 million ($0.97 per share) for the fiscal year ended December 31, 2010, compared with net loss of $6.2 million ($0.33 per share) for the year ended December 31, 2009.

Revenues for the year ended December 31, 2010 were $167.7 million compared with revenues of $164.9 million for the year ended December 31, 2009. Revenue composition by product was 69% fish meal, 28% fish oil and 3% other nutritional ingredients.

Omega Protein Corporation recorded operating income of $31.1 million, an 18.5% operating margin, for the year ended December 31, 2010, versus operating loss of $4.3 million for the year ended December 31, 2009.

The Company’s 2010 gross profit results, in comparison to 2009, primarily reflect increased fish meal sales pricing of 40% in 2010 primarily related to the global tightening of fish meal availability. The increase in 2010 revenue relating to the increase in fish meal sales pricing was partially offset by a 29% decrease in fish meal sales volumes attributable to lower production level and inventory available to sell partially as a result of the 2010 Gulf of Mexico oil spill disaster.

During 2010, the Company received two emergency payments from the GCCF totaling $18.7 million, net of fees and expenses, as partial reimbursement for damages suffered from the oil spill. The two emergency payments were credited to the unallocated inventory cost pool and included in the cost per unit of production calculation for the 2010 fishing season. As a result, cost of sales was partially reduced by 9%, or $10.5 million, for the year ended December 31, 2010 and will continue to be partially reduced through June 30, 2011.

The Company is in discussions with the GCCF regarding additional payments for damages. If such discussions do not result in an acceptable settlement proposal, the Company will pursue its claims against the Deepwater Horizon defendants in the multidistrict litigation already commenced in U.S. Federal District Court in New Orleans, Louisiana.

Joe von Rosenberg, the Company’s Chief Executive Officer, commented, “The fundamentals behind our base business continue to remain very attractive. In addition, we are well positioned to grow through acquisitions, with $20 million of cash on the balance sheet as of December 31, 2010, excess debt capacity, an untapped $32 million credit line, and the expectation that we should generate additional cash in 2011.”

For the fourth quarter ended December 31, 2010, the Company recognized revenues of $43.1 million, compared with $43.0 million in revenues for the fourth quarter ended December

31, 2009. Omega Protein Corporation recorded operating income of $13.1 million for the 2010 fourth quarter, versus operating loss of $2.4 million for the 2009 fourth quarter. The Company had net income of $8.3 million ($0.44 per share) for the fourth quarter ended December 31, 2010, compared with net loss of $2.2 million ($0.12 per share) for the fourth quarter ended December 31, 2009.

Gross profit for the quarter ended December 31, 2010, includes an approximate $4 million adjustment attributed to a decrease in the Company’s cost per unit of production for 2010 inventory sold prior to the beginning of the quarter. The decrease in cost per unit of production is the result of higher than anticipated fish catch and resultant production during the fourth quarter 2010 which decreased the cost structure of the 2010 production.

Included in the Company’s 2010 statement of operation is approximately $209,000 of revenue and $13,000 of operating loss related to Cyvex Nutrition Inc. (“Cyvex”). The Company purchased Cyvex, which operates as an ingredient provider in the nutraceutical industry, for approximately $12.3 million, net of cash received, on December 16, 2010. Although substantially not included in the Company’s 2010 operating results, Cyvex’s unaudited 2010 operating results included revenues of $11.5 million and operating income of $1.3 million.

The Company has sold or forward sold 124,100 tons of fish meal and 55,300 metric tons of fish oil from its anticipated 2011 sales volume at prices marginally better than the prices realized by the Company in 2010.

In addition, the Company announced that it will no longer post its fish meal and fish oil prices on the Company’s website. The majority of the Company’s sales are large-volume contracts, so spot pricing, which typically is higher, does not apply to most sales situations.

About Omega Protein Corporation

Omega Protein Corporation is a nutritional ingredient company and the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Forward-looking information may be based on projections, predictions and estimates. Some statements in this press release may be forward-looking and use words like “may,” “may not,” “believes,” “do not believe,” “expects,” “do not expect,” “anticipates,” “do not anticipate,” or other similar expressions. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions, natural and other disasters and disease; (2) the impact of laws and regulations that may be enacted that may restrict the Company’s operations or the sale of the Company’s products; (3) the impact of worldwide supply and demand relationships on prices for the Company’s products; (4) the Company’s expectations regarding demand and pricing for its products proving to be incorrect; (5) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products; (6) the impact of the uncertain economic conditions, both in the United States and globally; (7) the effect of the Deepwater Horizon oil spill on the Company’s business, operations and fish catch, both short-term and long-term; (8) the business, operations, potential or prospects for Cyvex, the dietary supplement market or the human health and wellness segment generally; and (9) the amount, if any, of future reimbursements from the Deepwater Horizon defendants or the GCCF for damages caused by the Deepwater Horizon oil spill. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form10-Q and Form 8-K.

OMEGA PROTEIN CORPORATION

Statement of Operations

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
	(in thousands, except per share amounts)
Revenues	$43,133	$43,013	$167,704	$164,861
Cost of sales	24,058	41,409	118,519	156,676

Gross profit	19,075	1,604	49,185	8,185
Selling, general and administrative expense	4,809	3,037	15,634	12,591
Research and development expense	378	397	1,727	1,444
(Other proceeds/gain) loss relating to natural disaster and other, net	749	602	768	(1,564)

Operating income (loss)	13,139	(2,432)	31,056	(4,286)
Interest income (expense), net	(551)	(455)	(2,457)	(4,333)
Loss resulting from debt refinancing	—	(385)	—	(385)
Other income (expense), net	(39)	(168)	(360)	(464)

Income (loss) before income taxes	12,549	(3,440)	28,239	(9,468)
Provision (benefit) for income taxes	4,222	(1,255)	9,980	(3,270)

Net income (loss)	$8,327	$(2,185)	$18,259	$(6,198)

Basic earnings (loss) per share	$0.44	$(0.12)	$0.97	$(0.33)

Weighted average common shares outstanding	18,819	18,724	18,799	18,715

Diluted earnings (loss) per share	$0.44	$(0.12)	$0.97	$(0.33)

Weighted average common shares and potential common share equivalents outstanding	19,109	18,724	18,911	18,715

OMEGA PROTEIN CORPORATION

CONDENSED BALANCE SHEET

(Unaudited)

	December 31, 2010	December 31, 2009
	(in thousands, except per share amounts)
ASSETS
Current assets	$111,282	$83,889
Property and equipment, net	111,726	110,625
Goodwill and other assets	13,776	3,530

Total assets	$236,784	$198,044

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$27,569	$22,093
Long-term debt, less current maturities	30,307	23,540
Capital lease obligation, net of current portion	820	1,265
Deferred tax liability, net of current portion	12,209	4,540
Pension liabilities, net and other	8,352	9,580
Stockholders’ equity	157,527	137,026

Total liabilities and stockholders’ equity	$236,784	$198,044

Book value per share outstanding	$8.37	$7.32

CONTACT:

Investor Relations, (713) 623-0060 OR hq@omegahouston.com

Web site: www.buyomegaprotein.com

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